                            TUFCO TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 7, 2005

To Our Stockholders:

     You are invited to attend the annual meeting of stockholders of Tufco Technologies, Inc. to be held at The American Club, Highland Drive, Kohler, Wisconsin 53044 on Thursday, April 7, 2005, at 8:00 a.m., Central Standard Time, for the following purposes:

     PROPOSAL 1. To elect six directors to serve for a one-year term and until their successors are elected and qualified.

     PROPOSAL 2. To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the fiscal year ending September 30, 2005.

     PROPOSAL 3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The record date for the annual meeting is February 15, 2005. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. The board of directors hopes that you will find it convenient to attend the annual meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed proxy to ensure that your shares of common stock are represented at the annual meeting. Returning your proxy does not deprive you of the right to attend the annual meeting and vote your shares in person.

                                           Sincerely,

                                           /s/ MICHAEL B. WHEELER
                                           Michael B. Wheeler,
                                           Secretary

February 16, 2005

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, APRIL 7, 2005

Tufco Technologies, Inc.
3161 S. Ridge Road
Green Bay, WI 54304

     The Board of Directors of Tufco Technologies, Inc. ("Tufco," the "Company," "we", "our" or "us") is soliciting proxies to be used at the 2005 annual meeting of stockholders to be held at The American Club, Highland Drive, Kohler, Wisconsin 53044 on Thursday, April 7, 2005, at 8:00 a.m., Central Standard Time. This proxy statement, accompanying proxy and annual report to stockholders for the fiscal year ended September 30, 2004 are first being mailed to stockholders on or about February 16, 2005. Although the annual report is being mailed to stockholders with this proxy statement, it does not constitute part of this proxy statement.

WHO CAN VOTE

     Only stockholders of record as of the close of business on February 15, 2005 are entitled to notice of and to vote at the annual meeting. As of February 15, 2005, we had outstanding 4,582,344 shares of common stock, the only outstanding class of stock entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held.

HOW YOU CAN VOTE

     Shares of common stock cannot be voted at the annual meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement. Valid proxies will be voted at the annual meeting and at any postponements or adjournments thereof as you direct in the proxy. If no direction is given and the proxy is validly executed, the proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this proxy statement and FOR the ratification of the selection of Deloitte & Touche LLP as independent registered public accountants for the fiscal year ending September 30, 2005. The persons authorized under the proxies will vote upon such other business as may properly come before the annual meeting in accordance with their best judgment.

REVOCATION OF PROXIES

     You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

          (1) by delivering a written notice of revocation to the Corporate Secretary of Tufco;

          (2) by timely submitting a duly executed proxy bearing a later date;
     or

          (3) by attending the annual meeting and expressing the desire to vote your shares in person.

QUORUM

     A majority of the outstanding shares of common stock on February 15, 2005 (2,291,173 shares), represented in person or by proxy, shall constitute a quorum for the transaction of business at the annual meeting. However, if a quorum is not present, the stockholders present at the meeting have the power to adjourn the meeting until a quorum is present. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Broker non-votes are when a nominee holding shares of common stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto. Absentions and broker non-votes will be included in the determination of the number of shares present at the annual meeting for quorum purposes, but will not be counted for or against any proposal.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH OUR TRANSFER AGENT (STOCKTRANS, INC.) IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     Our bylaws provide that the board of directors will consist of one to twelve directors, as determined from time to time by resolution of the board. The board of directors has set the number of directors at six, all of whom are to be elected at the annual meeting. Each director will serve until the 2006 annual meeting and until his successor has been elected and qualified or until the director's earlier death, resignation or removal. Each nominee has consented to being named in this proxy statement and to serve if elected.

     We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the board of directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the board of directors, unless a contrary instruction is given in the proxy.

     Each stockholder is entitled to cast one vote for each share of common stock held on February 15, 2005. The majority vote of the shares represented in person or by proxy at the annual meeting is required to elect each director. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

NOMINEES

     The persons nominated to be directors are listed below. All of the nominees listed below are currently directors and have been since 1992, except Mr. LeCalsey, who became a director in September 1996, and Mr. Preston who became a director in September 1999.

     During fiscal year 2004, the Board of Directors held four meetings. No director attended less than 75% of the aggregate of the total number of meetings held by the Board of Directors and the committees on which he served.

     The following information as of February 15, 2005 is submitted concerning the nominees named for election as directors:

NAME                                        AGE                  POSITION HELD
----                                        ---                  -------------
Robert J. Simon...........................  46    Chairman of the Board of Directors
Samuel J. Bero............................  69    Director
C. Hamilton Davison, Jr. .................  45    Director
Louis LeCalsey, III.......................  65    Director, President and Chief Executive
                                                  Officer
William J. Malooly........................  62    Director
Seymour S. Preston, III...................  71    Director

     Robert J. Simon -- Mr. Simon has been Chairman of the Board of Directors of Tufco since February 1992. Mr. Simon has been a Senior Managing Director of Bradford Ventures, Ltd., a private investment firm, since 1992 and a General Partner of Bradford Associates since 1989, having started at the firm in 1984. Mr. Simon is either Chairman of the Board or a director of Professional Plumbing Group, Inc., Parmarco Technologies, Inc., TriMark USA, Inc., Overseas Equity Investors Ltd., Overseas Callander Fund, Ltd., Portuguese Baking Company, Eagle Solutions, LLC and Independent Printing Company, Inc. as well as several other privately held companies.

     Samuel J. Bero -- Mr. Bero had been our President and Chief Executive Officer from November 1993 until he retired in July 1995, Executive Vice President since November 1992, and our General Manager since 1974, when he co-founded Tufco Industries, Inc., our predecessor. Mr. Bero has been a director since 1992 and has over 33 years of experience in the converting industry.

     C. Hamilton Davison, Jr. -- Mr. Davison has been a director since 1992. Mr. Davison has been the President and a director of Paramount Cards, Inc., a manufacturer and retailer of greeting cards, since 1988 and Chief Executive Officer since 1995. Prior to that time, Mr. Davison was Vice President, International and Marketing of Paramount Cards, Inc. Mr. Davison is also a director and former President of the greeting card industry trade association. In addition to other private companies and not-for-profit boards, he served as a director and member of the audit committee of Valley Resources until 2000 when the company was sold to Southern Union (NYSE:SUG). Mr. Davison received a Bachelors Degree from Vanderbilt University and a masters degree from the University of Texas.

     Louis LeCalsey, III -- Mr. LeCalsey assumed the position of President and Chief Executive Officer in October 1996. Previously he was President of Tufco Industries, Inc., our predecessor, from April 1996 through September 1996. Prior to that he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director for TriMark USA, Inc., Independent Printing Company, Inc., and as a member of the Advisory Group for Bradford Equities Management LLC.

     William J. Malooly -- Mr. Malooly has been a director since 1992. Mr. Malooly was the Chairman and Chief Executive Officer of Bank One, Green Bay from 1977 until he retired from Bank One in September 1999. Mr. Malooly serves as a director of Paper Converting Machine Corp., CMM Group LTD, and White Clover Dairy Inc.

     Seymour S. Preston, III -- Mr. Preston has been a director since September 1999. From 1994 until August 2003 when he sold the company, Mr. Preston was Chairman, CEO and sole owner of AAC Engineering Systems, Inc., a manufacturer of deburring and metal finishing equipment. From 1990 to 1993, Mr. Preston was President and CEO of Elf Atochem North America, Inc., a manufacturer and marketer of plastics and specialty chemicals. Prior to 1990, Mr. Preston was President, Chief Operating Officer and director of Pennwalt Corporation. Mr. Preston is currently a director of Albemarle Corporation, Scott Specialty Gases, Inc., Ocean Power Technologies, Inc., Independent Publications, Inc., The Barra Foundation, The Wistar Institute, and The Academy of Natural Sciences of Philadelphia. Mr. Preston received a BA in chemistry from Williams College and an MBA from the Harvard Business School.

     None of the directors listed herein is related to any other director or executive officer of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS AS SET FORTH IN PROPOSAL ONE.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, a Compensation Committee, and an Audit Committee but not a Nominating Committee.

EXECUTIVE COMMITTEE

Functions:                   Serves in the event action must be taken by the
                             board of directors at a time when convening a meeting of the entire Board of Directors is not feasible. May exercise all of the authority of the board of directors in the business and affairs of Tufco with certain exception.

Members:                     Samuel J. Bero
                             Robert J. Simon

Number of Meetings in 2004:  One

AUDIT COMMITTEE

Functions:                   Reviews proposals from our independent registered
                             public accountants regarding annual audits.
                             Approves the engagement or discharge and compensation of the independent registered public accountants. Reviews recommendations of the independent registered public accountants concerning accounting principles and the adequacy of internal controls and accounting procedures and practices. Reviews the scope of the annual audit.
                             Approves or disapproves each professional service or type of service other than standard auditing services to be provided by the auditors. Reviews and discusses the unaudited quarterly and audited annual financial statements with management and the independent registered public accountants prior to the earnings press release.

Members:                     C. Hamilton Davison, Jr.
                             William J. Malooly, Chairman
                             Seymour S. Preston III

Number of Meetings in 2004:  Four

COMPENSATION COMMITTEE

Functions:                   Reviews annual salaries and bonuses and determines
                             the recipients of, and time of granting of, stock options. Determines the exercise price of each stock option and the number of shares to be issued upon the exercise of each stock option.

Members:                     Samuel J. Bero
                             C. Hamilton Davison, Jr.
                             Robert J. Simon

Number of Meetings in 2004:  Two

                      CERTAIN CORPORATE GOVERNANCE MATTERS

     The Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and final rules of the SEC interpreting and implementing the Sarbanes-Oxley Act, as well as listing standards of the NASDAQ Stock Market relating to corporate governance matters. Among the significant measures implemented by the Board of Directors to date are the following:

AUDIT COMMITTEE COMPOSITION

     Effective January 13, 2004, the Board of Directors adjusted the membership of the Audit Committee, so that the Audit Committee is comprised solely of "independent directors" in accordance with the NASDAQ Stock Market standards.

AUDIT COMMITTEE CHARTER

     In December of 2003 the Audit Committee of the Board of Directors adopted a revised written charter for the Audit Committee that was designed to comply with the requirements of the new NASDAQ Stock Market listing standards and SEC rules. The amended and restated audit committee was ratified by the Board of Directors on January 13, 2004.

CODE OF ETHICS

     In December of 2003, the Audit Committee adopted a Code of Ethics applicable to all employee associates and directors of the Company. This Code of Ethics constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. The Code of Ethics was filed as an exhibit to the Company's Form 10-K for its fiscal year ended September 30, 2003. The Code of Ethics was ratified by the Board of Directors on January 13, 2004.

     The Company is a "Controlled Company" as defined in NASDAQ Stock Market Rule 4350(c)(3). The Board of Directors has based this determination on the fact that approximately 57% of the voting stock of the Company is held by Bradford Venture Partners, L.P. and Overseas Equity Investors Partners, which together constitute a group for purposes of NASDAQ Stock Market Rule 4350(c)(5).

     The Board of Directors does not have a standing Nominating Committee or committee performing similar functions; however, the Board of Directors functions in the capacity of the Nominating Committee. The Board of Directors has determined that four of the six directors currently meet the independence standards under the applicable NASDAQ Stock Market rules. These directors are Messrs. Bero, Davison, Malooly and Preston.

     All of the Company's current members of the Board of Directors have served as directors since 1992, except Mr. LeCalsey, who became a director in September 1996, and Mr. Preston, who became a director in September 1999. Where called for, qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other board of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Board of Directors desires a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. In the event of a need for a new or additional director, the Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews and such other information as they may deem relevant.

     The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

     Since 1999, the Board of Directors has nominated the current directors for re-election at each annual meeting of stockholders, and has not received recommendations of director candidates from the Company's security holders. The Board has not established special procedures for security holders to submit director recommendations. If the Company were to receive recommendations of candidates from the Company's security holders, the Board of Directors would consider such recommendations in the same manner as all other candidates.

     The Board of Directors has not implemented a process for stockholders of the Company to send communications to the Board.

     The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of stockholders. All of the directors attended the Company's 2004 Annual Meeting of Stockholders.

                             DIRECTOR COMPENSATION

     Our directors who are not employees receive:

        - an annual fee of $8,000,

        - a payment of $1,500 for each board meeting attended, and

        - a payment of $1,500 for each committee meeting attended.

In addition, upon election or reelection to the Board of Directors at the annual meeting, each non-employee director receives an option to acquire 3,000 shares of common stock under Tufco's 2004 Non-Employee Director Stock Option Plan. The options are exercisable immediately at an exercise price equal to the fair market value of the common stock on the date of the annual meeting. On March 9, 2004, Messrs. Bero, Davison, Malooly, Preston and Simon each received options to acquire 3,000 shares of common stock under the aforementioned stock option plan, with an exercise price of $7.56 per share.

                                   MANAGEMENT

THE EXECUTIVE OFFICERS OF THE COMPANY

NAME                                        AGE   POSITIONS WITH THE COMPANY
----                                        ---   --------------------------
Louis LeCalsey, III.......................  65    Director, President and Chief Executive
                                                  Officer
Michael B. Wheeler........................  59    Vice President/Chief Financial Officer
Madge J. Joplin...........................  57    Vice President, Sales and Operations
Michele M. Corrigan.......................  36    Vice President, Sales and Marketing

     Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any executive officers of the Company.

EXECUTIVE OFFICERS

     Louis LeCalsey, III -- Mr. LeCalsey assumed the position of President and Chief Executive Officer in October 1996. Previously he was President of Tufco Industries, Inc., our predecessor, from April 1996 through September 1996. Prior to that he served as Vice President of Worldwide Logistics for Scott Paper Company, the culmination of a 23-year career with Scott in various leadership positions. Mr. LeCalsey serves as a director for TriMark USA, Inc., Independent Printing Company, Inc., and as a member of the Advisory Group for Bradford Equities Management LLC.

     Michael B. Wheeler, CPA -- Mr. Wheeler has been with Tufco as Vice President and Chief Financial Officer since March 27, 2002. From 1999 to 2001, Mr. Wheeler consulted for several companies as a senior financial consultant. Prior to that, Mr. Wheeler was with Stone Container Corporation for twenty-five years serving as Vice President and Treasurer from 1983 to 1998.

     Madge J. Joplin -- Ms. Joplin assumed the position of Vice President, Sales and Operations for the Business Imaging segment of Tufco in 1998. She began her career in 1965 with Hamco, Inc. and served in various positions until Hamco was acquired by Tufco in 1995. While with Hamco, Ms. Joplin's more recent positions included Comptroller, Vice President of Operations and Chief Operating Officer.

     Michele M. Corrigan -- Ms. Corrigan assumed the position of Vice President, Sales & Marketing for the Contract Manufacturing business segment in 1999. She began her career with Tufco in 1996 as a Marketing Manager in the Sales Department. Prior to joining Tufco, Ms. Corrigan was in sales and marketing for Bay West Paper from 1989 until 1996.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation for each of the fiscal years ended September 30, 2004, 2003 and 2002 of the Chief Executive Officer and the other most highly compensated executive officers who earned a total annual salary and bonus in excess of $100,000 in fiscal year 2004.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                                                   SECURITIES
NAME AND                                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
PRINCIPAL POSITION           FISCAL YEAR    SALARY     BONUS    COMPENSATION(1)     OPTIONS      COMPENSATION(2)
------------------           -----------   --------   -------   ---------------   ------------   ---------------
Louis LeCalsey, III........     2004       $269,500   $72,000          0             15,000          $4,556
  Director, President           2003        262,500    60,000          0             16,500           4,346
  and CEO                       2002        262,500         0          0             30,000           5,437
Michael B. Wheeler(3)......     2004       $185,000   $48,000          0             11,000          $    0
  Vice President, CFO           2003        173,500    40,000          0             12,500               0
  Secretary and Treasurer       2002         82,500     2,000          0             15,000               0
Michele M. Corrigan........     2004       $159,500   $38,625          0              4,000          $3,627
  Vice President, Sales         2003        154,500    30,900          0              4,500           3,090
  and Marketing                 2002        154,500         0          0              4,000           2,518
Madge Joplin...............     2004       $122,500   $19,600          0              4,000          $2,573
  Vice President, Sales         2003        118,500    23,700          0              4,500           2,370
  and Operations                2002        118,500    11,850          0              4,000           1,681

---------------

(1) Perquisites and other personal benefits for Louis LeCalsey, III, Michael B. Wheeler, Madge Joplin and Michele M. Corrigan did not exceed the level of $50,000 or 10% of their total annual salary plus bonus.

(2) Includes employer matching contributions to the Company's 401(k) plan, and in addition to the amounts set forth below, the Company contributes to a self funded insurance plan on behalf of the named executive officers.

(3) Mr. Wheeler became Chief Financial Officer on March 27, 2002.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Mr. LeCalsey entered into an employment agreement with us effective September 19, 1996, as amended, under which he serves as the President and Chief Executive Officer for an initial term of three years with successive one-year renewal terms. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we are obligated to compensate him for the remaining term of the agreement or for a period of one year, whichever is greater. If his employment is terminated within 180 days following a change in control of the Company (as defined in the employment agreement), then we (or our successor) will be obligated to pay him his base salary (subject to certain deductions) for a period of two years following the occurrence of the change in control. The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment with us. The employment agreement provides for an initial annual base salary of $200,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

     Mr. Wheeler entered into an employment agreement with us effective March 27, 2002, under which he serves as Vice President, Chief Financial Officer, Secretary and Treasurer for an initial term of one year with successive one-year renewal terms. If we terminate his employment for cause, or as a result of his death or disability, our obligation to compensate him immediately terminates. If we terminate his employment without cause, we will be obligated to compensate him for a period of one year (and if such termination occurs in the fourth quarter of any fiscal year, a pro-rated portion of his bonus, if applicable). The employment agreement prohibits him from competing with us while employed by us and for one year after termination of his employment by us. The employment agreement provides for an initial annual base salary of $165,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

     Ms. Corrigan entered into an employment agreement with us effective October 1, 1997, under which she serves as Vice President, Sales and Marketing for an initial term of one year with successive one-year renewal terms. If we terminate her employment for cause, or as a result of her death or disability, our obligation to compensate her immediately terminates. If she is terminated without cause, we will be obligated to compensate her for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits her from competing with us while employed by us and for one year after the later of her termination of employment or the termination of severance pay. The employment agreement provides for an initial annual base salary of $75,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

     Ms. Joplin entered into an employment agreement with us effective October 1, 1996, under which she serves as Vice President, Sales and Operations for an initial term of one year with successive one-year renewal terms. If we terminate her employment for cause, or as a result of her death or disability, our obligation to compensate her immediately terminates. If she is terminated without cause, we will be obligated to compensate her for the remaining term of the agreement or for a period of one year, whichever is greater. The employment agreement prohibits her from competing with us while employed by us and for one year after the later of her termination of employment or the termination of severance pay. The employment agreement provides for an initial annual base salary of $75,000, an annual bonus and various fringe benefits. The bonus is based upon a budget for pre-tax income determined by the board of directors.

                                 OPTION TABLES

OPTION GRANTS

     The following table sets forth the stock options grants made by the Company during fiscal year 2004 to each of our executive officers described above in the "Summary Compensation Table". The following table also sets forth the hypothetical gains that would exist for the options at the end of the ten-year terms after vesting, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of Tufco's common stock. All option exercise prices are based on market price on the grant date.

                         FISCAL YEAR 2004 OPTION GRANTS

                                                                                     POTENTIAL REALIZABLE
                                          INDIVIDUAL OPTION GRANTS                     VALUE AT ASSUMED
                                        ----------------------------                ANNUAL RATES OF STOCK
                           NUMBER OF                                                PRICE APPRECIATION AT
                             SHARES        % OF TOTAL                               END OF TEN YEAR OPTION
                           UNDERLYING   OPTIONS GRANTED    EXERCISE                        TERM(2)
                            OPTIONS     TO EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
NAME                       GRANTED(1)   FISCAL YEAR 2004     SHARE        DATE         5%          10%
----                       ----------   ----------------   ---------   ----------   ---------   ----------
Louis LeCalsey, III......    15,000            29%           $5.71     11/25/2013    $53,865     $136,504
Michael B. Wheeler.......    11,000            21%           $5.71     11/25/2013    $39,501     $100,103
Michele M. Corrigan......     4,000             8%           $5.71     11/25/2013    $14,364     $ 36,401
Madge Joplin.............     4,000             8%           $5.71     11/25/2013    $14,364     $ 36,401

---------------

(1) Stock option grants vest in equal increments on each of the first three anniversaries of their date of grant.

(2) "Potential Realizable Value" is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of Tufco's stock or of the stock price.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the value of the unexercised options as of September 30, 2004, held by the named executive officers. In fiscal year 2004 no named executive officers of the Company exercised options to acquire the Company's common stock.

               AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2004 AND
                       FISCAL 2004 YEAR-END OPTION VALUES

                                                                NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                             OPTIONS AT FISCAL 2004         THE-MONEY OPTIONS AT
                              SHARES                                YEAR-END               FISCAL 2004 YEAR-END(2)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------------   -----------   -------------   -----------   -------------
Louis LeCalsey, III.......         --              --        214,500        36,000        $122,545        $74,270
Michael B. Wheeler........         --              --         14,167        24,333          34,275         59,680
Michele M. Corrigan.......         --              --         42,667         8,333          16,528         18,817
Madge Joplin..............         --              --         23,667         8,333           9,223         18,817

---------------

(1) The fair market value on September 30, 2004, of the common stock underlying the options was $7.89 per share.

(2) Represents the difference between the exercise price and the last sales price of the common stock on the date of exercise.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information concerning the equity compensation plans of the Company as of September 30, 2004.

                                                                                              (C)
                                                                                           NUMBER OF
                                                     (A)                                   SECURITIES
                                                  NUMBER OF                           REMAINING AVAILABLE
                                              SECURITIES TO BE           (B)          FOR FUTURE ISSUANCE
                                                 ISSUED UPON      WEIGHTED AVERAGE        UNDER EQUITY
                                                 EXERCISE OF      EXERCISE PRICE OF    COMPENSATION PLANS
                                                 OUTSTANDING         OUTSTANDING           (EXCLUDING
                                              OPTIONS, WARRANTS   OPTIONS, WARRANTS   SECURITIES REFLECTED
PLAN CATEGORY                                    AND RIGHTS          AND RIGHTS          IN COLUMN (A))
-------------                                 -----------------   -----------------   --------------------
Equity compensation plans approved by
  security holders(1).......................       500,400              $7.39               398,200
Equity compensation plans not approved by
  security holders(2).......................            --                 --                    --

---------------

(1) Plans represent (i) the 1992 Non-Qualified Stock Option Plan, which expired in April 2002, (ii) the 1993 Non-Employee Director Stock Option Plan, which expired March 2004, (iii) the 2003 Non-Qualified Stock Option Plan, which expires in April 2013, and (iv) the 2004 Non-Employee Director Stock Option Plan, which expires March 2014.

(2) There are no equity compensation plans not approved by security holders.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

     The Audit Committee of the Board of Directors of Tufco Technologies, Inc. is composed of three non-employee directors who meet the independence standards of the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter, as amended and restated in 2004, was attached as Exhibit A to the Proxy Statement for fiscal 2003. The Board of Directors of the Company has determined that William J. Malooly is an Audit Committee Financial Expert (as defined in Item 401(h) of Regulation S-K). Mr. Malooly is "independent" (as such term is used in
Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act).

     With respect to fiscal 2004, the Audit Committee has reviewed and discussed the audited financial statements with management. Management has the responsibility for the preparation of our financial statements, and the independent registered public accountants have the responsibility for the examination of those statements. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accountants their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission.

     In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures, including receipt, retention, and treatment of complaints, for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

                                            Respectfully submitted,



                                              William J. Malooly, Chair
                                              C. Hamilton Davison, Jr.
                                              Seymour S. Preston III

PRINCIPAL ACCOUNTING FEES AND SERVICES

     The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP for fiscal years 2004 and 2003:

                                                              FY 2004     FY2003
                                                              --------   --------
Audit Fees..................................................  $170,000   $184,140
Audit-Related Fees..........................................  $ 12,000   $     --
Tax Fees....................................................  $ 97,428   $114,433
All Other Fees..............................................  $     --   $ 20,570

     Audit services of Deloitte & Touche LLP for fiscal 2004 consisted of the examination of the consolidated financial statements of the Company and quarterly reviews of consolidated financial statements and review of SEC filings. "Audit-Related Fees" include charges primarily related to the services rendered in connection with the filing of Forms S-8 with the SEC. "Tax Fees" includes charges primarily related to tax return preparation and tax consulting services. There were no "Other Fees" during fiscal 2004. The Audit Committee approved all of the services described above.

     Audit services of Deloitte & Touche LLP for fiscal 2003 consisted of the examination of the consolidated financial statements of the Company and quarterly reviews of consolidated financial statements and review of

SEC filings. There were no "Audit-Related Fees" during fiscal 2003. "Tax Fees" include charges primarily related to tax return preparation and tax consulting services. "All Other Fees" include charges primarily related to the sale of the Paint Sundries segment. The Audit Committee approved all of the services described above.

     The Audit Committee's policy is to pre-approve all auditing and permitted non-audit services other than deminimus non-audit services as defined in Section 10A(i)(1) of the Exchange Act which will be approved prior to the completion of the independent registered public accountants' audit. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Our executive compensation is supervised by our compensation committee. The functions of the compensation committee are to review general compensation policies and to review recommendations made regarding the salaries of executive officers. We seek to provide executive compensation that will support the achievement of our financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the compensation committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants.

     In general, we compensate our executive officers through base salary, cash bonuses and long-term incentive compensation. In addition, executive officers participate in benefit plans that are generally available to our employees.

     The compensation committee's compensation policies for executive officers follow our compensation policy for all employees. This policy emphasizes the principle that compensation should be commensurate with performance of the individual and the company. With regard to the chief executive officer, the compensation committee considers a broad array of factors in establishing his base salary and bonus, including the salary and bonus payments for chief executive officers at companies in similar businesses. For fiscal year 2004, our chief executive officer had an employment agreement that provided for a minimum base salary of $200,000.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a public company for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective with respect to us on January 1, 1994. After considering the application of Section 162(m) to its compensation policies, the committee has determined that the provisions of Section 162(m) would not affect the compensation of any of the officers named above. To the extent that this might not continue to be the case, the committee would consider any changes necessary to conform to the provisions of Section 162(m).

     The compensation committee determined the salary for our chief executive officer for fiscal year 2004 based on the foregoing factors.
                                            Respectfully submitted,

                                            Compensation Committee:
                                              Samuel J. Bero
                                              C. Hamilton Davison, Jr.
                                              Robert J. Simon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bero and Mr. Simon serve on our compensation committee. Mr. Bero was an officer from November 1993 until his retirement in July 1995 and Mr. Simon currently is a general partner of Bradford Associates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease one of our facilities from a partnership in which Samuel J. Bero is a partner. The lease has a five-year term that expires March 2008. We have options to renew the lease for an additional five-year term at a negotiable rental rate. We paid total rent of $121,816 to the partnership that is the lessor of this facility for fiscal year 2004. We believe that the terms of this lease are at least as favorable to us as could have been obtained from an unaffiliated party.

     As one of the terms of our purchase of Tufco Industries, Inc., in February 1992, we entered into agreements with Mr. Bero and one other former stockholder of Tufco Industries, Inc. pursuant to which we are required to make interest-free advances for premiums on life insurance on their lives. The policies are collectively assigned to us as security for the repayment of such amounts. During fiscal year 2004, we paid $8,400 in premiums for Mr. Bero's policy. As of September 30, 2004, outstanding advances to Mr. Bero were $115,029.

     In 1994, the Company entered into a consulting agreement with Bradford Ventures, Ltd., an affiliate of Bradford Venture Partners, L.P., and Overseas Equity Investors Partners, two of our largest stockholders, under which Bradford Ventures provides various financial consulting services to us for an initial term of 10 years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford Ventures has assisted us in structuring our initial public offering, various acquisitions and divestitures and restructuring our long-term obligations. In addition, Bradford Ventures provides general business consulting and advice. We expect to use the services of Bradford Ventures in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions and divestitures. We are obligated to pay Bradford Ventures an annual fee of $210,000 under the agreement, subject to a 5% annual increase, plus reasonable out-of-pocket expenses. During fiscal year 2004, we paid Bradford Ventures $319,319 in fees. We believe that the terms of the agreement with Bradford Ventures are customary and are at least as favorable to us as could be obtained from an unaffiliated party.

                               PERFORMANCE GRAPH

     SEC rules require the presentation of a line graph comparing, over a period of five years, the cumulative total stockholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG TUFCO TECHNOLOGIES, INC.
                  NASDAQ MARKET INDEX AND COREDATA GROUP INDEX

                              (PERFORMANCE GRAPH)

                     ASSUMES $100 INVESTED ON OCT. 1, 1999
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING SEPT. 30, 2004

--------------------------------------------------------------------------------
                        1999      2000      2001      2002      2003      2004
--------------------------------------------------------------------------------
 Tufco Technologies,
  Inc.                 100.00    135.00    100.00     65.60     85.87    105.20
 Coredata Group
  Index(1)             100.00     72.99     77.00     94.06    115.11    136.11
 NASDAQ Market Index   100.00    136.79     56.05     45.09     69.11     73.27

(1) Formerly named MG Paper Products Group Index

     The graph above compares the performance of our common stock with the performance of the NASDAQ Market Index and the CoreData Industry Group
325 -- Packing and Containers Group Index from October 1, 1999, through September 30, 2004. The comparison assumes $100 was invested on October 1, 1999, in our common stock and in each of the aforementioned indices, and assumes reinvestment of any dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all
Section 16(a) forms they file.

     Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 4 or 5 were required, the Company believes that during the 2004 fiscal year all
Section 16(a) filing requirements were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 15, 2004, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each current director, (3) each named executive officer, and (4) all current directors and named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse. The individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

     Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under SEC rules. Accordingly, the sum of the ownership percentages listed exceeds 100%.

                                                              AMOUNT AND NATURE OF   PERCENT
                                                              BENEFICIAL OWNERSHIP   OF CLASS
                                                              --------------------   --------
OVER 5% STOCKHOLDERS
Robert J. Simon(1)(3)(4)(5).................................       2,656,543           57.6%
Barbara M. Henagan(1)(3)....................................       2,621,661           57.2%
Bradford Venture Partners, L. P.(1)(2)......................       2,619,740           57.2%
Overseas Equity Investors Partners(3)(6)....................       2,619,740           57.2%
OTHER DIRECTORS AND EXECUTIVE OFFICERS
Samuel J. Bero(7)...........................................         213,000            4.6%
Louis LeCalsey III(8).......................................         344,709            7.2%
C. Hamilton Davison, Jr.(5).................................          30,842              *
Seymour S. Preston III(9)...................................          20,000              *
William J. Malooly(5).......................................          30,000              *
Michael B. Wheeler(10)......................................          23,000              *
Madge Joplin(11)............................................          40,953              *
Michele M. Corrigan(12).....................................          54,633            1.2%
Directors and Executive Officers as a Group (9
  persons)(1)(3)(13)........................................       3,413,680           67.8%

---------------

  *  Less than one percent

 (1) The amounts shown for Mr. Simon and Ms. Henagan include the shares owned of record by Bradford Venture Partners, L.P., as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such two persons are the partners, is the sole general partner of Bradford Venture Partners, L.P. and, as such, holds a 1% interest in that partnership. The business address of each of Mr. Simon and Ms. Henagan is 92 Nassau Street, Princeton, New Jersey 08542.

 (2) The address of the stockholder is 92 Nassau Street, Princeton, New Jersey 08542. The amount shown for the stockholder includes 709,870 shares owned of record by Overseas Equity Investors Partners, as to which the stockholder may be deemed to share beneficial ownership due to the formation of a "group" comprised of the stockholder and Overseas Equity Investors Partners for purposes of SEC rules.

 (3) The amounts shown for Mr. Simon and Ms. Henagan includes the shares owned of record by Overseas Equity Investors Partners as to which they may be deemed to share beneficial ownership due to their having voting power over such shares. Mr. Simon serves as chairman of the board of directors of the corporation that acts as the managing partner of Overseas Equity. Bradford Associates holds a 1% partnership interest in Overseas Equity, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Equity's investment portfolio, and also acts as an investment advisor for Overseas Equity.

 (4) The stockholder is also one of our directors.

 (5) The amount shown includes 27,000 shares that may be acquired under options currently exercisable.

 (6) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda. The amount shown for the stockholder includes 1,909,870 shares owned of record by Bradford Venture Partners, L.P., as to which the stockholder may be deemed to share beneficial ownership due to the information of a "group" comprised of the stockholder and Bradford Venture Partners, L.P. for purposes of SEC rules.

 (7) The amount shown includes 23,000 shares that may be acquired under options currently exercisable.

 (8) The amount shown includes 235,000 shares that may be acquired under options currently exercisable.

 (9) The amount shown includes 15,000 shares that may be acquired under options currently exercisable

(10) The amount shown includes 22,000 shares that may be acquired under options currently exercisable.

(11) The amount shown includes 27,833 shares that may be acquired under options currently exercisable.

(12) The amount shown includes 46,833 shares that may be acquired under options currently exercisable.

(13) The amount shown includes an aggregate of 450,666 shares that may be acquired under options currently exercisable.

   PROPOSAL TWO -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent registered public accountants for the fiscal year ending September 30, 2005. The stockholders are asked to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent registered public accountants for the fiscal year ending September 30, 2005.

     Representatives of Deloitte & Touche LLP will be available at the annual meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement at the meeting.

     Adoption of Proposal Two requires approval by the holders of a majority of shares of common stock present in person or represented by proxy, and entitled to vote at the annual meeting. Abstentions may be specified on this proposal to ratify the selection of the independent registered public accountants. Abstentions will be considered present and entitled to vote at the annual meeting but will not be counted as votes cast in the affirmative. Abstentions will have the effect of a negative vote for this proposal to ratify the selection of the independent registered public accountants.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
                                RATIFICATION OF
   THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC
                                  ACCOUNTANTS
                 FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

                             STOCKHOLDER PROPOSALS

     To be included in the proxy statement, any proposals of holders of common stock of the Company intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2006 must be received by the Company, addressed to the Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than October 1, 2005, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

     Any holder of common stock of the Company desiring to bring business before the 2006 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Company, addressed to the Secretary of the Company, Tufco Technologies, Inc., PO Box 23500, Green Bay, WI 54305, no later than December 15, 2005.

                                 OTHER BUSINESS

     We know of no other business that will be presented at the annual meeting. If other matters requiring a vote of the stockholders properly comes before the annual meeting, the persons authorized under the proxies will vote and act according to their best judgment.

                                    EXPENSES

     The expense of preparing, printing, and mailing proxy materials to our stockholders will be borne by us. In addition to the solicitation of proxies by use of the mail, proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees, none of whom will receive additional compensation therefore. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the common stock and will be reimbursed by us upon request for their reasonable out-of-pocket expenses.

                                 ANNUAL REPORT

     We have provided without charge a copy of our annual report to stockholders for fiscal year 2004 to each person being solicited by this proxy statement. UPON THE WRITTEN REQUEST BY ANY PERSON BEING SOLICITED BY THIS PROXY STATEMENT, WE WILL PROVIDE WITHOUT CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC (EXCLUDING EXHIBITS, FOR WHICH A REASONABLE CHARGE SHALL BE IMPOSED). All such requests should be directed to: Michael B. Wheeler, Secretary, Tufco Technologies, Inc., P. O. Box 23500, Green Bay, Wisconsin 54305.

                                     PROXY

                            TUFCO TECHNOLOGIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 7, 2005

                      THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                            TUFCO TECHNOLOGIES, INC.

The undersigned hereby appoints ROBERT J. SIMON and MICHAEL B. WHEELER, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned's shares of common stock held of record on February 15, 2005, at the 2005 annual meeting of stockholders or at any postponements or adjournments thereof.

This proxy, when properly executed, will be voted in accordance with the directions made on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE FIRST TWO PROPOSALS. THE PROXIES WILL VOTE WITH RESPECT TO THE THIRD PROPOSAL ACCORDING TO THEIR BEST JUDGMENT.

1. Election of Directors.

   FOR all nominees listed below (except as marked  WITHHOLD AUTHORITY to vote for all nominees listed
   below to the contrary) [ ]                       below [ ]

  (Samuel J. Bero, C. Hamilton Davison, Jr., Louis LeCalsey III, William J. Malooly, Seymour S. Preston III and Robert J. Simon)

  INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME ABOVE.

2. Ratification of the selection of Deloitte & Touche LLP as independent registered public accountants for the 2005 fiscal year.

       FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as name appears below. When shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                           Dated:
                                                  ------------------------, 2005

                                                  ------------------------------
                                                    Signature

                                                  ------------------------------
                                                  Signature if shares held in
                                                  more than one name

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.